Exhibit 4.4

AMENDMENT TO WARRANTS

TO PURCHASE SHARES OF COMMON STOCK OF GLOWPOINT, INC.

THIS AMENDMENT TO WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF GLOWPOINT, INC. (this “Amendment”), dated as of November 25, 2008, is made by and among Glowpoint, Inc., a Delaware corporation (the “Issuer”), and the holders listed on Exhibit A attached hereto (the “Holder”).

Preliminary Statement

WHEREAS, the Issuer is the issuer and the Holder is the holder of the warrant listed opposite such Holder’s name on Exhibit A (the “Warrant”), which may be a Series A Warrant, as amended, the Series A-2 Warrant, the Placement Agent Warrant, and/or the Advisory Warrant listed opposite such Holder’s name on Exhibit A (a “Financing Warrant”); and

WHEREAS, the Issuer and the Holder desire to amend certain provisions of the Warrant as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Capitalized Terms.  Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Warrant.

2.

Amendments to Warrant.

(a)

Term Extension.  The term of each Warrant is hereby amended to be exercisable until 5:00 p.m., Eastern Time, on November 25, 2013 (such period being the "Term").

(b)

Warrant Price.  The warrant price of each Warrant is hereby reduced from “$0.65” and “$0.40” shall be inserted in its place.

3.

Amendments to Financing Warrant.

(a)

Elimination of Provisions Requiring Accounting for a Derivative Liability.  Section 4(a)(i) of the Financing Warrant is amended and restated in its entirety to read as follows:

“

(i)  “Triggering Event” means the Issuer doing any of the following after the Original Issue Date: (a) consolidate or merge with or into any other Person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Issuer shall be changed into or exchanged for Securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its Capital Stock.

A.

The Issuer shall not enter into or be party to a Triggering Event unless (i) the Successor Entity assumes in writing all of the obligations of the Issuer under this Warrant pursuant to a written agreement in form and substance approved, in writing, by the

Holder prior to such Triggering Event and (ii) the Successor Entity is a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and such security is listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board. Upon the occurrence of any Triggering Event, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Triggering Event, the provisions of this Warrant referring to the “Issuer” shall refer instead to the Successor Entity), and may exercise every right and power of the Issuer and shall assume all of the obligations of the Issuer under this Warrant with the same effect as if such Successor Entity had been named as the Issuer herein. Upon consummation of the Triggering Event, the Successor Entity shall deliver to the Holder written confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Triggering Event, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Triggering Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Triggering Event had this Warrant been exercised immediately prior to such Triggering Event, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Triggering Event pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Issuer shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Triggering Event but prior to the expiration of the Term, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Triggering Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Triggering Event had this Warrant been exercised immediately prior to such Triggering Event, as adjusted in accordance with the provisions of this Warrant. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section shall apply similarly and equally to successive Triggering Events and shall be applied without regard to any limitations on the exercise of this Warrant.

B.

Notwithstanding the provisions of Section 4(a)(i)(A), the Issuer shall have the right to require that the Holder waive the requirements of Section 4(a)(i)(A) (the “Waiver”) in exchange for a payment of cash in an amount equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant on the date of such Triggering Event, with the Waiver becoming effective, and this Warrant cancelled, concurrently with such payment of such cash amount (the “Triggering Event Amount”) to the Holder upon closing the Triggering Event. Notwithstanding anything to the contrary in this Section 4(a)(i)(B), in no event may the Issuer effect a Triggering Event with a non-publicly traded Successor Entity when the consideration paid upon closing the Triggering Event is anything other than cash.  Notwithstanding anything further to the contrary in this Section 4(a)(i)(B), but subject to the ownership limitation set forth in Section 7, until such time that the Holder receives the Triggering Event Amount (at which point this Warrant shall be cancelled), this Warrant may be exercised, in whole or in part, by the Holder prior to closing the Triggering Event, into Common Stock pursuant to Section 2.”

(b)

Definition of Black-Scholes Value.  The following is inserted as a new definition in Section 8 of the Financing Warrant:

“

“Black-Scholes Value” means the value of this Warrant obtained from the "OV" function on the Bloomberg Financial Markets (“Bloomberg”) using (i) a price per share of Common Stock equal to the greater of (A) the arithmetic average of the weighted average price of the Common Stock for the five Trading Days immediately preceding the date of consummation of the applicable Triggering Event and (B) the weighted average price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Triggering Event, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the Triggering Event, and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately following the public announcement of the applicable Triggering Event.”

(c)

Definition of Successor Entity.  The following is inserted as a new definition in Section 8 of the Financing Warrant:

“

“Successor Entity” means the Person, which may be the Issuer, formed by, resulting from or surviving any Triggering Event or the Person with which such Triggering Event shall have been made; provided, however, that if such Person is not a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, Successor Entity shall mean the entity that, directly or indirectly, controls such Person and whose common shares or equivalent equity security are listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board.”

(d)

Additional Shares of Common Stock.  The definition of “Additional Shares of Common Stock” in Section 8 of the Financing Warrant is hereby amended to delete clause (xiii) and add the following in its place: “(xiii) securities issued pursuant to the terms of that certain Note Exchange Agreement, dated as of November 25, 2008, by and among the Issuer and the holders signatory thereto, (xiv) securities issued pursuant to the terms of that certain Series C Consent and Exchange Agreement, dated as of November 25, 2008, by and among the Issuer and the holders signatory thereto, (xv) securities issued pursuant to the terms of that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of November 25, 2008, by and among the Issuer and the purchasers signatory thereto, (xvi) the payment of any dividends on the Issuer’s Series A convertible preferred stock, (xvii) securities issued pursuant to the terms of that certain Amendment No. 2 to Senior Secured Notes by and among the Issuer and the holders named therein, dated as of November 25, 2008, (xviii) any warrants issued to the financial advisor and/or its designees for the transactions contemplated by the Note Exchange Agreement or the Series A Convertible Preferred Stock Purchase Agreement, and (xix) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xviii) above.”  Therefore, the following represents the definition of “Additional Shares of Common Stock” in its entirety:

“

“Additional Shares of Common Stock” means all shares of Common Stock issued by the Issuer after the Original Issue Date, and all shares of Other Common, if any, issued by the Issuer after the Original Issue Date, except: (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders) or issued pursuant to the Purchase Agreements, as amended, (iii) securities issued pursuant to the terms of that certain Exchange Agreement, dated as of September 21, 2007, by and among the Issuer and the holders signatory thereto, (iv) the issuance of the Notes and the Warrants, (v) the shares of Common Stock issuable upon the conversion of the Notes, (vi) the Warrant Stock, (vii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (viii) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to Issuer’s stock option plans and employee stock purchase plans approved by the Issuer’s board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist on September 21, 2007, (ix) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreements, (x) the payment of any dividends on the Issuer’s Series B convertible preferred stock, (xi) securities issued pursuant to a bona fide firm underwritten public offering of the Issuer’s securities, (xii) the payment of liquidated damages pursuant to the Registration Rights Agreement dated February 17, 2004 between the Issuer and the parties listed therein, (xiii) securities issued pursuant to the terms of that certain Note Exchange Agreement, dated as of November 25, 2008, by and among the Issuer and the holders signatory thereto, (xiv) securities issued pursuant to the terms of that certain Series C Consent and Exchange Agreement, dated as of November 25, 2008, by and among the Issuer and the holders signatory thereto, (xv) securities issued pursuant to the terms of that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of November 25, 2008, by and among the Issuer and the purchasers signatory thereto, (xvi) the payment of any dividends on the Issuer’s Series A convertible preferred stock, (xvii) securities issued pursuant to the terms of that certain Amendment No. 2 to Senior Secured Notes by and among the Issuer and the holders named therein, dated as of November 25, 2008, (xviii) any warrants issued to the financial advisor and/or its designees for the transactions contemplated by the Note Exchange Agreement or the Series A Convertible Preferred Stock Purchase Agreement, and (xix) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xviii) above.”

(e)

Reservation of Common Shares.  The last sentence of Section 3(a) of each Warrant hereby amended to delete “one hundred twenty percent (120%)” and insert “one hundred ten percent (110%)” in its place.

4.

Board Resolutions.  Prior to the signing of this Amendment, the Issuer shall have provided the Holder with a certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Issuer, authorizing the execution, delivery and performance of this Amendment.

5.

Ratification.  Except as expressly amended hereby, all of the terms, provisions and conditions of the Warrant are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

6.

Entire Agreement.  This Amendment and the Warrant constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

7.

Amendments.  No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

8.

Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

9.

Governing Law; Jurisdiction.  This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York in connection with any dispute arising under this Amendment and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party waives its right to a trial by jury.  Each party to this Amendment irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

10.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GLOWPOINT, INC.

By:
Name:
Title:

[Holder]

By:
Name:
Title: